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                                                                    EXHIBIT 23.1

                        CONSENT OF KPMG PEAT MARWICK LLP

The Board of Directors
Mid-Peninsula Bancorp:

    We consent to incorporation by reference in the registration statement on Form S-4 of Mid-Peninsula Bancorp (the "Company") of our report dated January 22, 1996, relating to the consolidated balance sheets of Mid-Peninsula Bancorp and subsidiary as of December 31, 1995, and 1994, and the related consolidated statements of operations, changes in shareholders' equity, and cash flows for each of the years in the three-year period ended December 31, 1995, which report appears in the December 31, 1995 annual report on Form 10-K of Mid-Peninsula Bancorp. On October 7, 1994, the Company acquired San Mateo County Bancorp on a pooling-of-interests basis. We did not audit the consolidated financial statements of San Mateo County Bancorp as of and for the year ended December 31, 1993. Those statements, which are included in the 1993 restated consolidated financial statements, were audited by other auditors, whose reports contained an explanatory paragraph regarding the adoption of Statement of Financial Accounting Standards (SFAS) No. 109, Accounting for Income Taxes and SFAS No. 115, Accounting for Certain Investments in Debt and Equity Securities. Our report, insofar as it relates to the amounts included for San Mateo County Bancorp, is based solely on the report of the other auditors.

    In addition, we consent to the reference to our firm under the heading "Experts" in the Joint Proxy Statement/Prospectus which is included in the registration statement on Form S-4.

August 20, 1996
San Francisco, California